Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of August 19, 1999, is by and between ANSAMA CORP., a Nevada corporation with a business address at 382 Route 59, Suite 310, Monsey, New York 10952 ("Ansama"), and NUTRISYSTEM.COM INC., a Delaware corporation and wholly-owned subsidiary of Ansama, with a business address at 202 Welsh Road, Horsham, Pennsylvania 19044 ("Nutri").

                                   BACKGROUND

     Ansama owns 100 shares of the Common Stock of Nutri, constituting 100% of the issued and outstanding shares of Nutri's capital stock.

     The respective Boards of Directors and stockholders of Ansama and Nutri deem it desirable and in the best interest of Ansama and Nutri that Ansama be merged with and into Nutri upon the terms and conditions hereinafter set forth, all in accordance with the applicable provisions of the laws of the State of Nevada and the General Corporation Law of Delaware (the "DEGCL").

     The respective Boards of Directors and stockholders of each of Ansama and Nutri have approved the merger of Ansama with and into Nutri upon the terms and conditions hereinafter set forth, in accordance with the requirements of Nev. Rev. Stat. Ann. sec. 92A.120 and the DEGCL.

     NOW THEREFORE, in consideration of the foregoing, and in further consideration of the promises and mutual covenants and agreements herein set forth, the parties, intending to be legally bound, covenant and agree as follows:

     1. The Merger.

        (a) On the terms and subject to the conditions set forth in this Plan, at the Effective Time (as hereinafter defined), Ansama shall be merged with and into Nutri (the "Merger"), and Nutri shall survive the Merger.

        (b) At the Effective Time, the separate corporate existence of Ansama shall cease and all of the property, real, personal and mixed, and all of the rights, privileges, immunities, powers and franchises of Ansama, and all of debts, liabilities and obligations of Ansama shall be deemed to be transferred to and vested in Nutri without further action.


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        (c) Promptly following the Effective Time, Ansama and Nutri shall cause
(i) a Certificate of Merger to be filed with the Secretary of State of Delaware as required by Section 252 of the DEGCL, and (ii) Articles of Merger to be filed with the Secretary of State of Nevada as required by Nev. Rev. Stat. Ann. '92A.200.

     2. Effective Time. The Merger shall be effective as of the date a Certificate of Merger and Articles of Merger with respect to the Merger are filed in the offices of the Secretary of State of the States of Delaware and Nevada, respectively (the "Effective Time").

     3. Consideration; Cancellation of Nutri Common Stock. At the Effective Time, (i) each outstanding share of Common Stock of Ansama shall automatically be cancelled and converted into the right to receive one share of Nutri Common Stock and (ii) each share of Nutri Common Stock that is outstanding immediately prior to the Effective Time shall be canceled and no payment shall be made with respect thereto.

     4. Certificate of Incorporation and By-laws; Officers and Directors. The Certificate of Incorporation and By-laws of Nutri as in effect immediately prior to the Effective Time shall continue in full force and effect after the Effective Time, and the officers and directors of Nutri immediately prior to the Effective Time shall be the officers and directors of Nutri after the Effective Time, in each case as the same may subsequently be changed in accordance with the Certificate of Incorporation and By-laws of Nutri and the DEGCL.

     5. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

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


     IN WITNESS WHEREOF, the parties, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors and stockholders, have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.


Attest:                                    ANSAMA CORP.


By: /s/ Dennis McNany                      By: /s/ Irwin Schneidmill
    --------------------------                 -----------------------------
        Dennis McNany                              Irwin Schneidmill
        Secretary                                  President


Attest:                                    NUTRISYSTEM.COM INC.


By: /s/ Frederick W. Dreher                 By: /s/ Brian D. Haveson
    --------------------------                 -----------------------------
        Frederick W. Dreher                         Brian D. Haveson
        Secretary                                   President


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